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                                                                EXHIBIT 21.01

                      LIST OF REGISTRANT'S SUBSIDIARIES



                                       State or Jurisdiction of
              Name                   Incorporation or Organization
              ----                   -----------------------------

Integrated Systems, Inc. F.S.C.           U.S. Virgin Islands

Integrated Systems Inc. Limited           United Kingdom

Integrated Systems, Inc., S.A.            France

ARS Integrated Systems GmbH               Germany

Integrated Systems, Inc. A.B.             Sweden

Integrated Systems (Israel) Ltd.          Israel

TakeFive Software GmbH                    Austria

Doctor Design, Inc.                       California

ISICAN Integrated Systems
  (Canada) Inc.                           Canada

Integrated Systems Japan K.K.             Japan

Integrated Systems Inc.
  Italia SRL                              Italy